UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 9, 2011

HORIZON LINES, INC.
(Exact name of registrant as specified in its Charter)

Delaware	001-32627	74-3123672

(State or Other Jurisdiction of Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
4064 Colony Road, Suite 200
Charlotte, North Carolina 28211
(Address of Principal Executive Offices, including Zip Code)
(704) 973-7000
(Registrant’s telephone number, including area code)
N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement
On March 9, 2011, Horizon Lines, Inc. (the “Company”) entered into the Second Amendment to Credit Agreement and Waiver (the “Credit Agreement Amendment”) amending certain provisions of the Credit Agreement, dated as of August 8, 2007 (the “Credit Agreement”), among the Company, as borrower, certain of the Company’s subsidiaries, as guarantors, certain lenders (the “Lenders”) and Wells Fargo Bank, N.A., as administrative agent for the Lenders (the “Administrative Agent”), as amended by the First Amendment to the Credit Agreement and Waiver dated June 11, 2009.
The Credit Agreement Amendment is intended to provide the Company the flexibility that it needs to effect the plea agreement that it entered into with the Antitrust Division of the U.S. Department of Justice (the “DOJ”) on February 23, 2011. The plea agreement provides that the Company will plead guilty to a charge of violating federal antitrust laws solely with respect to the Puerto Rico tradelane and pay a fine of $45.0 million over five years without interest.
Pursuant to the terms of the Credit Agreement Amendment, the lenders have, among other things, waived a judgment default that would have arisen from the $45.0 million fine that the Company has agreed to pay in the plea agreement with the DOJ, upon approval of the plea agreement by the United States District Court. In addition, the lenders have waived potential cross defaults with respect to the Company’s 4.25% Convertible Senior Notes due 2012 that are anticipated to occur as a result of such approval of the plea agreement with the DOJ, in the event the holders of those notes do not agree to waive the judgment default provisions under such notes.
The Credit Agreement Amendment also adjusts the financial covenants in the Credit Agreement in order to provide additional room under the covenants. Specifically, the maximum senior secured leverage ratio was increased from 2.75x to 3.50x for the fiscal quarters ended March 27, 2011 and June 26, 2011 and increased from 2.75x to 3.00x for the fiscal quarter ending September 25, 2011. In addition, the minimum interest coverage ratio was decreased from 3.50x to 2.50x for the fiscal quarters ending March 27, 2011 and June 26, 2011, from 3.50x to 2.75x for the fiscal quarter ending September 25, 2011, and from 3.50x to 3.00x for the fiscal quarter ending December 25, 2011.
The Credit Agreement Amendment also modifies the definition of Consolidated EBITDA by adding back to calculate Consolidated EBITDA the following, to the extent deducted from net income in any period: (i) up to $5.0 million of transaction costs incurred in connection with the Credit Agreement Amendment, a consent solicitation for the holders of the Company’s outstanding convertible notes, and a refinancing of such notes and the Credit Agreement and (ii) up to $3.0 million of additional legal and professional expenses related to antitrust litigation matters. The definition of Consolidated EBITDA was also modified to limit the exclusion of certain cash and non-cash expenses and charges incurred for restructuring and changes in method of operations to severance costs and costs incurred in connection with the Logistics business. The definition of Consolidated EBITDA is used to determine whether the Company is in compliance with its maximum senior secured leverage ratio and minimum interest coverage ratio covenants.
The Credit Agreement Amendment also increased the interest rate for borrowings under the Credit Agreement by 2.50% per annum, and the Company paid amendment fees of $0.5 million.
In addition, the Credit Agreement Amendment resulted in a reduction in the letter of credit commitment to $20 million from $50 million and the reduction in the swingline commitment to $5 million from $20 million.
Also, certain other covenants have been modified in connection with the Credit Agreement Amendment. Specifically, the Company has agreed to not pay certain dividends on its common stock and in the event the cash balance of the Company and the guarantors of the Credit Agreement exceeds $17.5 million, the Company has agreed it will not request borrowings under its revolving facility and, if such cash balance is in excess of that amount for more than three consecutive business days, to reduce borrowings under the Credit Agreement by the amount of the excess. Additional modifications include a requirement to provide the Administrative Agent with additional reports and limits on Company actions, such as debt issuances, acquisitions, investments, liens, restricted payments, asset sales, sale leasebacks, and amendment of the outstanding convertible notes.
The above summary of material terms of the Credit Agreement Amendment is qualified in its entirety by reference to the complete text of the Credit Agreement Amendment filed herewith as Exhibit 10.1 and is incorporated in this Item 1.01 by reference. The Company also issued a press release on March 11, 2011, announcing the Credit Agreement Amendment, a copy of which is attached as Exhibit 99.1 and is incorporated in this Item 1.01 by reference.

Item 8.01.	Other Events
On March 11, 2011, the Company issued a press release announcing that it has extended the expiration date of its previously announced consent solicitation relating to its 4.25% Convertible Senior Notes due 2012. A copy of the press release announcing the extension is attached hereto as Exhibit 99.1 and is hereby incorporated by reference.
On March 11, 2011, the Company intends to file a Form 12b-25, Notification of Late Filing, with the Securities and Exchange Commission in connection with its Annual Report on Form 10-K for the fiscal year ended December 26, 2010. The Company’s Annual Report on Form 10-K is due on March 11, 2011, and the filing deadline will be extended by 15 calendar days. Management of the Company has expended considerable time and effort engaging in discussions with its lenders and advisors to certain holders of the outstanding convertible notes to evaluate various amendment and waiver alternatives. Additional time is required to complete the review and analysis of the Company’s financial position and liquidity and address disclosures to give effect to the impact of any amendment and/or waiver. As a result, the Company will not be able to file its Form 10-K for the fiscal year ended December 26, 2010 within the prescribed time period without unreasonable effort and expense. The Company plans to file its Form 10-K on or before March 28, 2011, as prescribed by Rule 12b-25.
SAFE HARBOR STATEMENT
The information contained in this Current Report on Form 8-K (including the exhibits hereto) should be read in conjunction with our filings made with the Securities and Exchange Commission. This Current Report on Form 8-K (including the exhibits hereto) contains “forward-looking statements” within the meaning of the federal securities laws. These forward-looking statements are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those that do not relate solely to historical fact. They include, but are not limited to, any statement that may predict, forecast, indicate or imply future results, performance, achievements or events. Words such as, but not limited to, “will”, “seeking,” “scheduled,” “expects,” “anticipates” and similar expressions or phrases identify forward-looking statements.
All forward-looking statements involve risk and uncertainties. Factors that may cause expected results or other anticipated events or circumstances discussed in this current report to not occur or to differ from expected results include the “Risk Factors” in our Form 10-K filed with the SEC on February 4, 2010, and in our Form 10-Q for the period ended June 20, 2010. In light of these risks and uncertainties, expected results or other anticipated events or circumstances discussed in this current report might not occur. We undertake no obligation, and specifically decline any obligation, to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. Consequently, there can be no assurance that actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HORIZON LINES, INC. (Registrant)
Date: March 11, 2011	By:	/s/ Michael T. Avara
Michael T. Avara
Executive Vice President and Chief Financial Officer

Exhibit Index

Item 9.01	Financial Statements and Exhibits.
(d)	Exhibits

10.1	Second Amendment to Credit Agreement, dated March 9, 2011
99.1	Press Release, dated March 11, 2011